FINANCIAL SERVICES AGREEMENT


     This Agreement shall confirm the understanding and agreement of the parties hereto that UI USA, Inc. (the "UI Group") and Paramount Capital, Inc. ("Paramount") (the UI Group and Paramount are sometimes collectively referred to herein as the "Financial Adviser") have been engaged to furnish financial advisory and investment banking services to Atlantic Pharmaceuticals, Inc. (the "Company") with respect to forming a research and development, collaboration, license agreement, joint venture or other business relationship in the areas of
(a) Gemini Gene Therapies, Inc.'s 2-5A enhancing technology and/or lead products, (b) the analgesic/anti-inflammatory compound CT-3 and its analogs, (c) the anti-restenosis compounds CT-1 and CT-2 or (d) the cataract removal device marketed under the trademark Catarex(TM) with an entity approved by the Company (a "Partner") (the foregoing is collectively referred to as a "Transaction"). A Transaction does not include a business relationship consisting solely of an equity investment in the Company. Accordingly, the UI Group, Paramount and the Company agree as follows:

     1. The Company hereby engages, on a non-exclusive basis, the UI Group and Paramount, acting together as the Company's financial advisor in connection with the establishment of a Transaction for the period commencing with the date of the execution and delivery of this Agreement by the Company and ending eighteen
(18) months thereafter, unless this Agreement is extended by mutual consent of the Company and the Financial Advisor in writing. This Agreement may be terminated by any party hereto upon 30 days' prior written notice; provided, however, that all fees earned and costs incurred prior to termination shall be payable to the Financial Adviser and provided, further, however, that paragraph 8 hereof shall survive the termination of this Agreement. In the event that the Company chooses to use any additional advisor with regard to a Transaction, the Company will so notify the Financial Advisor, and the Company and the Financial Advisor will work together to ensure that the work of the Financial Advisor and the work of any additional advisor(s) is not in conflict.

     2. Financial Adviser's services to the Company may include (a) contacting potential Partners; (b) coordinating meetings and follow-up due diligence visits with management, as well as responses to additional information requests; (c) assessing various business structures; (d) managing negotiations with prospective Partners; and (e) coordinating and managing the closing process. In addition, the Financial Adviser will be prepared to assist the Company in any presentations to the Company's Board of Directors concerning a Transaction.

     3. The Company agrees to pay the Financial Advisor a retainer fee totaling $30,000 payable in advance in payments of $15,000 for each of the first two six month periods or portions thereof that this Agreement is in effect. The first $15,000 will be payable within five days of the signing of this Agreement and the next payment of $15,000 will be due in six months from the date of this Agreement. The retainer will be payable by the Company regardless of whether any Transaction is consummated. If this Agreement is extended beyond eighteen months, or any extension thereafter, a $15,000 payment for each successive six month period will be due and payable in advance at the beginning of such period.

     4. In the event that the Company enters into any Transaction with a Partner that was introduced to the Company by the Financial Adviser pursuant to this Agreement either (i) during the term of this Agreement (including any extensions thereof) or (ii) within two years after the termination of this Agreement, and pursuant to any such Transaction the Company receives one or more payments (including, in part, an equity investment) from such Partner in the form of cash or securities (each a "Payment(s)"), the Company shall pay the Financial Advisor a transaction fee equal to the sum of, (i) 5% of the first $12 million of Payment(s) received by the Company under such agreement, (ii) 4% of the next $8 million of Payment(s) received by the Company under any such agreement, and (iii) 3% of the next $5 million of Payment(s) received by the Company and (iv) 2% of any additional Payment(s) received by the Company under such agreement. The fee shall be payable in installments within 15 days of each such time or times as the Company receives a Payment from the Partner, each such installment to be (a) in an amount equal to the applicable percentage (as determined in the immediately preceding sentence) of the cumulative Payment(s) received by the Company and (b) in the same form (i.e. cash or securities) on a proportionate basis as such Payment is received by the Company. The transaction fee shall be applied separately for each Partner with which a Transaction is consummated, and for each product or technology area, and shall not be cumulative for different Partners, or on different projects. The term "Partner" as used in this paragraph shall include only the entities named on Appendix A hereto, as it may be amended from time to time with the written consent of all the parties hereto.

     5. All success fees payable to the Financial Advisor pursuant to this Agreement shall be paid by the Company 50% to the UI Group and 50% to Paramount. The UI Group and Paramount shall coordinate with each other the billing for such fees. All retainer fees payable to the Financial Adviser pursuant to this Agreement shall be paid by the Company 66.66% to the UI Group and 33.33% to Paramount.

     6. The Company also agrees to reimburse the Financial Advisor for its reasonable out-of-pocket costs and expenses incurred in connection with its activities hereunder, including the fees and disbursements of the Financial Advisor's legal counsel, upon submission of invoices from time to time, except that any individual expense (except legal fees) over $500 must be approved by the Company in writing in advance and except that the aggregate reimbursement of the Financial Advisor's expenses (including legal fees) shall not exceed $5,000 in any calendar quarter without the


                                       2.
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Company's prior written approval. The UI Group and Paramount shall invoice the
Company for such costs and expenses no less frequently than on a calendar quarterly basis. If requested by the Company, the UI Group and Paramount shall provide reasonable back-up (in the form of receipts, etc.) for such costs and expenses. The UI Group and Paramount shall coordinate with each other regarding the incurrence of, and billing for, such costs and expenses. An administrative charge of 10% of other expenses will be charged to cover telephone, faxes and other miscellaneous direct expenses which are not billed separately.

     7. The Company agrees to furnish to the Financial Advisor all financial and other information and data which the Financial Advisor deems appropriate and necessary for the purposes of the engagement of the Financial Advisor hereunder and will provide the Financial Advisor with access to its officers, employees and agents (including, within reason, its accountants and attorneys) as the Financial Advisor shall deem appropriate. In connection with acquiring and maintaining the confidentiality of all such information and data, the Financial Advisor shall execute a customary and appropriate confidentiality agreement, if requested to do so, and all such information and data will be kept confidential by the Financial Advisor except such information and data as the Company agrees may be disclosed publicly or such information and data which become publicly available other than through a breach of such confidentiality agreement or which the Financial Advisor is required by law, regulation, subpoena or other similar legal or regulatory process to disclose.

     8. The Company agrees to indemnify and hold harmless the Financial Advisor and any of its affiliates, and any person, officer, director, employee or agent of the Financial Advisor or its affiliates, and any person controlling the Financial Adviser or any of its affiliates (collectively, the "Indemnified Party") from and against any losses, claims, damages or liabilities (or actions in respect thereof) related to or arising out of the Indemnified Party's role in connection with this Agreement, and will reimburse the Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) as they are incurred by the Indemnified Party in connection with a pending or threatened action, suit or proceeding (including the cost of investigation) in which the Indemnified Party is a party or otherwise subject. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses to the extent that it is determined by a court or an agreement between the Company and the Indemnified Party that they result from the Indemnified Party's willful misconduct or gross negligence. Promptly after receipt by the Indemnified Party of notice of any such pending or threatened litigation, the Indemnified Party will promptly notify the Company in writing of such matter; provided, however, that the failure to provide such prompt notice to the Company shall not relieve the Company of any obligations it has pursuant to this Section 8 which it may have to the Indemnified Party unless such failure has materially prejudiced the defense of such litigation and then only to the extent of such prejudice. In the event that any such action is brought against the Indemnified Party and the Indemnified Party notifies the Company, the Company shall


                                       3.

be entitled to participate therein and to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, unless, however, the Indemnified Party reasonably determines that defenses may be available to the Indemnified Party which are not available to the Company and/or may not be consistent with the best interest of the Company. In such event, the Indemnified Party shall have the right to assume its own defense, with counsel reasonably satisfactory to the Company, and shall so signify by promptly notifying the Company in writing of this decision, though such right shall not limit the Company's right to continue its own defense. Such decision shall not relieve the Company of any liability which it may have to the Indemnified Party including the reimbursement of any reasonable legal or other expenses incurred in connection with the Indemnified Party's defense. Notwithstanding the foregoing, the Indemnified Party shall not be entitled to settle any claims hereunder without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed. In addition, the Company shall not be entitled to settle, for non-monetary relief, any claims made against an Indemnified Party without the Indemnified Party's prior written consent, which consent shall not unreasonably be withheld or delayed.

     9. This Agreement may not be amended or modified except by an instrument in writing signed by the Company, the UI Group and Paramount. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

     10. In the event it could reasonably be interpreted that Paramount is entitled to compensation pursuant to both this Agreement and the letter agreement, dated July 19, 1996, between the Company and Paramount, Paramount shall be entitled to compensation only pursuant to this Agreement.


                                       4.
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     11.  This Agreement sets forth the entire understanding and agreement between parties with respect to the subject matter hereof and supersedes all prior to other understandings and agreements among them with respect to such subject matter, all of which are merged herein. There are no representations or warranties regarding such subject matter, other than those expressly set forth herein.

     12. This Agreement may be signed in counterpart and all such counterparts together shall constitute one agreement.

     This Agreement is entered into as of the ___ day of June, 1996.

UI USA, INC.



By:_____________________________

Name:  Allison Gushee Molkenthin
Title:   President & COO


ATLANTIC PHARMACEUTICALS, INC.



By:_____________________________

Name:  Mr. J.D. Lindjord
Title:   President & CEO


PARAMOUNT CAPITAL, INC.



By:_____________________________

Name:  Lindsay A. Rosenwald, M.D.
Title:   Chairman


                                       5.
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                                   APPENDIX A

                                   "Partners"


                                       6.